UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM  8-K
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 CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 23, 2008

HARLEYSVILLE GROUP INC.
(Exact name of registrant as specified in its charter)
Delaware	0-14697	51-0241172
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

355 Maple Avenue, Harleysville, PA 19438-2297
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (215) 256-5000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c)

ITEM 5.02. DEPARTURE OF CERTAIN DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On April 23, 2008, the Board of Directors of Harleysville Group Inc. (the “Company”) established incentive award opportunities for 2008 under the Company’s Senior Management Incentive Plan (“2008 Bonus Plan”) for its executive officers, including the current Named Executive Officers.

The 2008 Bonus Plan sets forth target bonuses that are based on a percentage of base salary paid in 2008 while in an eligible position.  The target bonus for executive officers ranges from 35% to 45% of their base salary, while the target bonus for the CEO is 65% of base salary.

Twenty-five percent of the target award is based on the Company’s combined ratio, 20 percent is based on the Company’s operating return on equity, 5 percent is based on the consolidated companies’ net written premiums, and 50 percent is based on achievement of individual performance objectives.

The 2008 Bonus Plan provides for actual bonuses ranging from 0% to 200% of the target awards depending upon the extent to which corporate and individual objectives are attained.  For bonuses to be paid, the Company must achieve a minimum operating return on equity.  Payment of the bonuses, if any, is expected to be made in March 2009.

ITEM 7.01. REGULATION FD DISCLOSURE

     Senior executives of the Company are scheduled to participate in meetings with analysts and investors during the next several weeks, with the first meeting to be held on April 28, 2008.  The Company has posted presentation materials, portions of which may be used during the meetings, in the Investors section of its Web site at www.harleysvillegroup.com.

     The information provided in this Item 7.01 shall not be deemed filed for purposes of the Securities Exchange Act of 1934.  By furnishing this information on Form 8-K, the Registrant makes no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARLEYSVILLE GROUP INC.
Registrant
April 28, 2008	/s/Robert A. Kauffman
Robert A. Kauffman
Senior Vice President, Secretary, General Counsel & Chief Governance Officer